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                                                                     Exhibit 4.2

                      AMENDMENT NO.1 TO THE VANSTAR CORPORATION

                        1993 STOCK OPTION/STOCK ISSUANCE PLAN


    Pursuant to written action of the Board of Directors dated August 13, 1996, of Vanstar Corporation, a Delaware corporation (the "Corporation"), the Corporation's 1993 Stock Option/Stock Issuance Plan (the "Plan") is amended to reduce the number of shares of Common Stock, $.001 par value, of the Corporation reserved for issuance under the Plan by 100,000 shares from 2,500,000 to 2,400,000.


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